Exhibit 5

ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE
MILWAUKEE, WISCONSIN 53202-5306
414.271.2400 TEL
414.297.4900 FAX
www.foley.com

CLIENT/MATTER NUMBER
067920-0452

March 5, 2010

Quad/Graphics, Inc.

N63 W23075 Highway 74

Sussex, Wisconsin 53089-2827

Ladies and Gentlemen:

We have acted as counsel for Quad/Graphics, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the proxy circular/prospectus constituting a part thereof (the “Proxy Circular/Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement and the Proxy Circular/Prospectus relate to, among other things, the proposed issuance of up to 21,300,000 shares of common stock, par value $0.025 per share (the “Common Stock”), of the Company as contemplated by that certain Arrangement Agreement, dated as of January 25, 2010 (the “Arrangement Agreement”), between the Company and World Color Press Inc.

In connection with our representation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Proxy Circular/Prospectus; (ii)  the Restated Articles of Incorporation of the Company, as amended to date and currently in effect, and as proposed to be in effect as of the consummation of the arrangement, as contemplated by the Arrangement Agreement; (iii) the By-Laws of the Company, as amended to date and currently in effect, and as proposed to be in effect as of the consummation of the arrangement, as contemplated by the Arrangement Agreement; (iv) the Arrangement Agreement; and (v)  resolutions of the Board of Directors of the Company relating to the approval of the Arrangement Agreement and the transactions contemplated thereby, including the issuance of the Common Stock and related matters.  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	SILICON VALLEY
BRUSSELS	LOS ANGELES	NEW YORK	SAN DIEGO/DEL MAR	TALLAHASSEE
CHICAGO	MADISON	ORLANDO	SAN FRANCISCO	TAMPA
DETROIT	MIAMI	SACRAMENTO	SHANGHAI	TOKYO
WASHINGTON, D.C.

photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that:

1.     The Company is a validly existing corporation under the laws of the State of Wisconsin.

2.     When the Registration Statement becomes effective under the Securities Act and the arrangement is consummated in accordance with the Arrangement Agreement, the shares of Common Stock will be validly issued, fully paid and nonassessable.

With respect to paragraph 2 above, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case.  This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

William J. Abraham, Jr., a partner in the firm of Foley & Lardner LLP, is a director of the Company.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Proxy Circular/Prospectus forming a part thereof.  In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP